CARDIOTECH INTERNATIONAL, INC. TO ACQUIRE GISH BIOMEDICAL, INC.


FOR IMMEDIATE RELEASE

WOBURN, MASSACHUSETTS, AND RANCHO SANTA MARGARITA, CALIFORNIA, OCTOBER 28, 2002. CardioTech International Inc., (AMEX:CTE) and Gish Biomedical Inc., (NASDAQ:GISH), announced the execution of a definitive agreement allowing CardioTech to acquire Gish Biomedical. At the effective time of the acquisition, each issued and outstanding share of Gish Biomedical common stock will be converted into the right to receive 1.3422 shares of CardioTech common stock. Based on the number of shares of Gish Biomedical common stock outstanding, as of the date hereof, CardioTech expects to issue approximately 4,820,000 new shares of common stock in the transaction. The acquisition is subject to shareholder approval from CardioTech and Gish Biomedical as well as other closing conditions, and is expected to close in the first quarter of calendar year 2003. The transaction will be structured as a tax-free reorganization.

This acquisition provides CardioTech with a leadership presence in the high-visibility open-heart surgery field and advances its strategy of expanding the breadth of FDA- cleared products it provides to hospitals. CardioTech recently received FDA clearance for an advanced wound dressing for which there is an estimated annual $300 million market.

Gish Biomedical is located in Rancho Santa Margarita, California, and specializes in the manufacture and sale of products used in open-heart surgery, vascular access and orthopedic surgery. Gish is registered as a medical device manufacturer with the FDA, the European Union and state agencies, such as the California Department of Health Services ("CDHS").

CardioTech International, Inc. maintains operations in Woburn, Massachusetts and Plymouth, Minnesota. CardioTech (i) is developing a polyurethane-based vascular graft (artificial arteries) for the treatment of heart disease, (ii) produces medical grade polyurethanes for use in implantable medical devices, wound dressings, and (iii) manufactures medical devices on an OEM basis.

Dr. Michael Szycher, Chairman and CEO of CardioTech, stated: "The Gish acquisition is part of our carefully outlined corporate strategy of complementing our product line in heart surgery. CardioTech will now have the capability of producing finished medical devices to create additional value and increased market share. We are particularly gratified that the entire Gish management and staff will remain in place to maintain continuity for current and future operations. This accomplished team has the proven ability to get products into production quickly. Following FDA clearance, this team follows through by speeding products into manufacturing and worldwide sales. "

Prior to the merger CardioTech and Gish Biomedical have 9,115,779 shares and 3,592,145 shares, respectively, outstanding.



The Company believes that this release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include expected results. Such statements are based on management's current expectations and are subject to a number of facts that could cause future results to differ materially from the forward- looking statements. As a result, the Company's further development involves a high degree of risk as detailed in the Company's SEC filings.

For  more  information  contact:

Michael  Szycher,  Ph.D.
Chief  Executive  Officer
(781)  933  4772

or

Dave  Gentry
Investor  Relations  Specialist
Aurelius  Consulting  Group
407-644-4256
success599@cs.com